Exhibit 99.2

Who is Expedia? What companies are in their portfolio of brands?

Expedia, Inc. (NASDAQ: EXPE) is one of the world’s leading travel companies, with a mission to revolutionize the travel industry through technology.

As of the end of Q3 2015, they have $55B in gross bookings value, $6.3B in revenue and 188.2 million room nights. They have a global presence with over 18,000 employees in 30 countries.

You can read more about them here: http://www.expediainc.com/about/ and, get a feel for their mission and values, here: http://www.expediainc.com/about/mission-vision-values.

WHY?

What does this announcement mean and what are the next steps?

We announced today that we have signed an agreement under which Expedia will acquire HomeAway for $38.31 per share in cash and Expedia common stock. We anticipate that closing will take place sometime in Q1 of 2016. In the meantime it is business as usual. For now, we will continue to operate independently and we have a lot to accomplish.

The most significant change will be the introduction of a traveler service fee in the first half of 2016. In conjunction with the new traveler service fee, we anticipate lowering commission rates for most of our pay-per-booking customers and providing financial incentives to subscribers based on their annual booking volume through our platform.

We also plan to provide travelers who book a property through HomeAway’s checkout with more complete coverage for things like fraud and properties that are double-booked or misrepresented.

Meanwhile, we believe our customers will benefit from our investment in even more marketing as HomeAway’s revenue accelerates.

Our goal is for these changes to accelerate the organic growth of HomeAway, and also accelerate the vacation rental category by providing resources for an even better consumer experience. It is a very large and meaningful undertaking, but together, with Expedia, I believe we can get there much faster and with greater certainty.

Why didn’t we remain independent?

Although we believe in our bright future, we agreed to be acquired because we believe we can be even better together with Expedia. Combined, HomeAway’s 1.2 million vacation rentals will be available to Expedia travelers and we will be a more complete, leading travel company with a full menu of travel products. All with a global consumer footprint that benefits suppliers. We firmly believe there are not, ‘hotel customers’ or ‘vacation rental customers’. Rather there are travel customers with certain purchase occasions that require a breadth of choice, price and availability across products and across geographies. Together, we can offer that breadth around the world.

We believe that together we will be in a terrific position with a leading portfolio of brands, an exceptional breadth of travel products, and market- leading technology that allows us to provide the best travel shopping experiences to our customers. At the same time, we will have a dynamic marketplace where all travel suppliers can gather to offer travelers around the world the best travel has to offer.

With this proposed acquisition, Expedia’s expertise with the online, transactional booking model and underlying technology will vastly accelerate our goal to continue improving the HomeAway marketplace and provide our homeowners, property managers and travelers a seamless online booking experience with more bookable inventory from around the world. With Expedia’s expertise in powering global platforms with a focus on conversion, and their industry-leading technology capabilities, we look forward to partnering to accelerate our shift from a classified marketplace to an online, transactional model and create even better experiences for HomeAway’s global traveler audience and the owners and managers

Why is this good for HomeAway, our customers and travelers?

We believe the changes to our business, including the introduction of a traveler service fee in 2016, and joining the Expedia family will ultimately mean more bookings for owners and property managers who list on HomeAway’s sites. It is our plan to deliver those bookings by investing more in marketing and improving the traveler experience, with a relentless focus on conversion. Also, pay-per-booking customers will see new pricing next year, and we will introduce financial incentives for subscribers based on the number of bookings they accept through the HomeAway check-out.

Meanwhile, we want to improve our marketplace so travelers may more easily find the perfect vacation rental and book it with peace of mind. This means that, when the changes to our business model are introduced in the first half of 2016, travelers who book through HomeAway’s check-out will have more complete coverage for things like fraud and properties that are double-booked or misrepresented. As we invest more in the traveler experience, we will also be able to leverage Expedia’s technology and expertise to make our products and services even better than they are today.

Why is this good for HomeAway employees?

As a member of the Expedia family, we will have the best of both worlds where we continue to drive toward our objectives and, at the same time, be part of one of the largest tech travel families in the world.

This is good for employees because we will be able to be the best version of ourselves, be as aggressive as possible while leveraging Expedia’s size, reach and expertise to drive traffic and minimize risk. We look forward to great global results as we roll out enhanced traveler protection, online booking and best match and a formidable partner as we further our reach into urban markets to increase supply and provide leadership in industry regulation(s).

THE OPERATION

How will HomeAway operate under Expedia?

HomeAway will operate as a wholly owned subsidiary, which means that we will continue to focus on delivering extraordinary results to lead the vacation rental industry.

Who will now lead HomeAway?

Brian will continue to lead HomeAway and will report directly to Dara Khosrawshahi.

What about the rest of the C-team, will they remain with the company?

All current C-team members will remain with the company to operate our business and lead integration efforts.

Are HomeAway employees now Expedia employees?

Our plan is for employees to remain employed by their current legal entity (e.g. BedandBreakfast.com, HomeAway Software.com, HomeAway.co.uk, and HomeAway.com). HomeAway entities will be wholly owned subsidiaries of Expedia, Inc.

Will Expedia lay off any HomeAway employees?

Expedia is supportive of our business model and our plans for the future. Additionally, we believe and have heard from many of you that we have opportunities to reduce complexity and become more effective as an organization. In any fast growing company, there can be no absolute guarantees about what the organization could look like in the future as we become a wholly owned subsidiary. That said, we expect that our leadership team will continue to make these decisions and will keep people informed when and if changes may affect their teams.

Will our headquarters remain in Austin?

Yes, HomeAway.com headquarters will remain in Austin.

What about our other offices, will they remain open?

We are constantly evaluating our facilities footprint in the context of our go-to-market strategies, efficiency and talent availability.

This will continue to be true going forward.

Will the HomeAway name change after the deal closes?

We recently rebranded travelmob to HomeAway, but there are otherwise no immediate plans to change our brand strategy. We will continue to evaluate our branding as HomeAway’s business grows and market conditions change.

EMPLOYMENT

What will happen to my pay and benefits, including vacation and other perks?

We anticipate that our current pay and benefit programs will remain largely the same although providers may change over time. As we work through integration planning, we may find opportunities to achieve more scale or selection in our offerings by virtue of being part of a larger company.

How does this affect my vested and unvested RSUs/options?

Upon closing, AWAY shares and vested in-the-money options will be converted into Expedia shares and cash. Unvested in-the-money options will be assumed by Expedia and will, as they vest, become exercisable for shares of Expedia common stock. We will provide more specific information as the closing date approaches.

I am due a new RSU/option grant, how does this deal affect me?

We have incorporated all pending grants (new hires, promotions etc) into our planned equity budget. We expect to proceed with our normal RSU/option grants cycle between signing and closing.

What will happen with our end of year performance and pay cycle?

We anticipate that all this will continue in the normal course of business, with potential for a few adjustments in timing as we all will need to manage Q1 activities and integration planning simultaneously.

Will our 2016 bonus, commission and compensation plans be different?

We are working on our 2016 bonus plans now, with a focus on simplifying them and focus on HomeAway 3.0.

They will be different from 2015, but they are changing in the normal course of business.

Will there be employment opportunities in the wider Expedia Group?

Yes, Expedia currently has over 700 open jobs globally.

What happens if I receive questions from someone outside of HomeAway who isn’t a customer?

Please refer all questions to media@homeaway.com and the PR team will refer them to the best resource.

What does this mean for our customers and travelers, what can I tell them?

The customer experience and product marketing teams have specific information for employees talking with customers; they will provide you with details tonight and be available for questions going forward.

What is our communications plan for our customers and travelers?

By Friday, November 6, all of our customers will have received an email announcing our agreement with Expedia. If anyone contacts you during this period outside of an authorized contact, please refer them to Jordan.

NOW WHAT?

What do I do now and what changes can I expect?

We have a lot of work to do to accomplish our 2016 goals! While this can be distracting, we’d like everyone to focus on hitting our Q4 targets and setting up for success in 2016.

As in every Q4, we will be aligning teams and resources to meet our 2016 goals. You can plan on 2016 org announcements, goal setting and kick off meetings.

Who can I talk with if I have additional questions?

Reach out to your manager and/or your C-team member if you have questions about your role in our 2016 plans. If you have questions about our employee programs or benefits, feel free to reach out to your HR Business Partner.

Leadership/ Management Q&A

What does this mean for our plans HomeAway 3.0 and our 2016 budget?

Our plans for HomeAway 3.0 are still very much in effect and understood by Expedia. We have their full support to make our plans into a reality and, to proceed with our 2016 budget and activities.

How long have we been working on this with Expedia? Is it related to our EDN work with them?

This opportunity did come up quickly and, the conversation has been very rich between us, Expedia and our Boards; and I am personally amazed that our teams were able to deliver the quantity of information, the insights and the quality of work in order to sign a deal today. We aren’t yet closed and have a lengthy process to go through. Signing today is an important milestone.

You know, it’s funny, the EDN work is very important to Expedia and to HomeAway, but it didn’t play a role in this strategic acquisition. In fact, the Expedia EDN team is in Austin to work with our teams today and had no idea that Dara and their corporate development teams were also in the building!

What does this mean from a competitive perspective?

We are going to take it to the competition like never before.

With the Expedia family of brands, we will have access to cross platform distribution our online bookable inventory and will focus on widening our lead as the best marketplace for vacation rentals in the world. We will be increasing our supply in high demand areas and will have great traffic opportunities to support our conversion goals.

I was really excited about the vision of HomeAway 3.0, what are the benefits of doing this now?

The HomeAway 3.0 vision is absolutely still alive and essential to our three year plan. We talked a lot about the benefits of doing this as a stand-alone company and decided that joining up with Expedia would mitigate unforeseen risk in the plans while also creating long term shareholder value.

Will we be changing the timing of any of our HomeAway 3.0 plans?

Our HomeAway 3.0 plans have been shared as part of our due diligence discussions and will remain the same. We have a big year ahead of us, and need to make sure that we deliver our new products and services on time in order for Jon and his team to meet our revenue goals.

What will life at HomeAway be like between signing and closing? After closing?

We expect that it will be “business as usual” as we do all of the things that we normally do to close Q4 and prepare for the new year. We have shared our plans with Expedia and have their support to move ahead with them. In the case that we have exceptions to that plan, we’ll need to work with them to obtain approval.

Up until and after closing, we will be focused on hitting all of our 2016 targets and, we’ll have another acquisition to integrate — our own. We’re pretty familiar with integrations, so after closing we will be partnering with Expedia teams to make that happen.

Will we be growing our Seattle office or moving to Bellevue?

We have not yet had a chance to discuss office / team synergies with Seattle any other Expedia locations for that matter, but expect that any such conversations will take place in the normal course of business.

What does this mean for the whole HomeAway group (HASP, BedandBreakfast.com etc)?

This is great for all of our businesses as all of our groups can benefit from increased traffic, global distribution and being part of this great family of travel brands. BedandBreakfast.com has worked with Expedia for years and HASP inventory is well represented with EDN.

What else do we know about Expedia?

We know a lot about Expedia. Over 50 of our employees have experience with Expedia as a past employer or with Expedia projects here at HomeAway.

Can we talk with friends at Expedia or other contacts about this news?

Any contact or conversations with Expedia should be coordinated through HomeAway’s team and you should not contact any Expedia contacts, partners, customers, vendors, suppliers or other related party about anything related to this. Should someone contact you, please contact media@homeaway.com in order to ensure that any needs or inquiries are properly handled during this period of time.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that Expedia, Inc. (“Expedia”) and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the exchange offer is commenced, Expedia and its acquisition subsidiary will file a tender offer statement on Schedule TO, Expedia will file a registration statement on Form S-4, and HomeAway will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOMEAWAY STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF HOMEAWAY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of HomeAway stock at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Expedia’s Investor Relations department at (425) 679-3759.

In addition to the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, Expedia and HomeAway file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Expedia and HomeAway at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Expedia and HomeAway’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial and operational impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Expedia or HomeAway stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction on a timely basis or at all and the satisfaction of the conditions precedent to consummation of the proposed transaction, including majority of HomeAway’s shares being validly tendered into the exchange offer, the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of Expedia to successfully integrate HomeAway’s operations; the ability of Expedia to implement its plans, forecasts and other expectations with respect to HomeAway’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; the proposed transaction may not be completed on the timeframe expected or at all; and the other risks and important factors contained and identified in Expedia’s and HomeAway’s filings with the Securities and Exchange Commission (the “SEC”), such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Expedia and its acquisition subsidiary, the registration statement on Form S-4 to be filed by Expedia, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by HomeAway. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. The forward-looking statements included in this press release are made only as of the date hereof. Neither Expedia nor HomeAway undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.